Regg E. Swanson
1737 Burke Hollow Rd.
Nolensville TN 37135

July 11, 2007

Chairman Art Helf
Tennessee Commerce Bank
381 Mallory Station Road
Franklin, Tennessee 37067

Mr. Helf:

Previous commitments will cause me to miss the July 17th Board of Directors meeting. It was my intention to announce at this meeting my desire to resign from the Board and present my letter of resignation. In light of my absence from the meeting please accept this correspondence as my resignation as a member of the Board of Directors of Tennessee Commerce Bank effective immediately.

My decision is a direct result of my disagreement with the board’s action and policy regarding executive compensation and the manner in which the vote was taken to approve this policy. I feel the direction the executive management has taken regarding their compensation is unethical. Their desire to attain compensation that I feel is excessive based on information that I have obtained independent of the board, and the subsequent vote process which granted the compensation has violated my trust in the management of the bank. Above all this has put me in a position where I do not feel I can act to uphold my fiduciary responsibilities as a member of the Board.

I understand that during the course of my board membership I have been privy to confidential information relating to the operation of the bank and have gained personal information regarding the financial affairs of customers of the bank as well. I am aware there are numerous Federal, SEC and State regulations governing disclosure of such information and or use of such information for any other purpose than the original context in which it was conveyed.

I agree to return all copies of policies and procedures related to Tennessee Commerce Bank as soon as practical and certify by signature hereon that I have returned or destroyed all files and information related to loan applications or supporting documents in my possession.

                    Sincerely,

                    /s/ Regg E. Swanson
                      Regg E. Swanson

CC:	All other Board Members